EXHIBIT 99.1

News Release

First Solar, Inc. Announces Third Quarter 2017 Financial Results

•	Net sales of $1.1 billion

•	GAAP EPS of $1.95

•	Cash and marketable securities of $2.7 billion, net cash of $2.4 billion

•	4.5GWdc quarterly net bookings, 6.7GWdc YTD net bookings

•	Raises EPS guidance for 2017

TEMPE, Ariz., October 26, 2017 – First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the third quarter of 2017. Net sales for the third quarter were $1.1 billion, an increase of $464 million from the prior quarter primarily due to the sale of the California Flats and Cuyama projects and higher third-party module sales.

The Company reported third quarter earnings per share (“EPS”) of $1.95, compared to EPS of $0.50 in the prior quarter. The third quarter was impacted by pre-tax restructuring and asset impairment charges of less than $1 million, compared to $18 million in the second quarter. Net income increased versus the prior quarter primarily as a result of higher net sales, improved gross margin and lower restructuring charges. Third quarter non-GAAP EPS, adjusted for restructuring and asset impairment charges, was $1.95, compared to $0.64 in the second quarter.

Cash and marketable securities at the end of the third quarter increased to $2.7 billion from $2.2 billion in the prior quarter. The increase primarily resulted from cash received from projects sold in the third quarter. Cash flows from operations were $581 million in the third quarter.

“Third quarter results were highlighted by record bookings and strong earnings resulting from the sale of our California Flats project,” said Mark Widmar, CEO of First Solar. “Our 4.5GWdc of bookings demonstrates both the robust market demand for our Series 4 and Series 6 module technology and the acceleration of procurement timing by certain customers. Closing the sale of our California Flats project was also an important milestone towards achieving our financial guidance for the year. While we are pleased with our recent results, we continue to be intently focused on the success of our Series 6 transition.”

Based on results for the third quarter, the Company updated 2017 guidance as follows:

2017 Guidance	Prior GAAP	Current GAAP	Prior Non-GAAP	Current Non-GAAP
Net Sales	$3.0B to $3.1B	Unchanged
Gross Margin %	17.0% to 18.0%	~18.0%
Operating Expenses	$370M to $395M	$370M to $385M	$330M to $340M	Unchanged
Operating Income	$115M to $180M	$165M to $190M	$170M to $220M	$210M to $230M
Earnings per Share	$1.55 to $2.20	$2.05 to $2.30	$2.00 to $2.50	$2.40 to $2.60
Net Cash Balance[1]	$2.1B to $2.3B	Unchanged
Operating Cash Flow	$850M to $950M	Unchanged
Capital Expenditures	$400M to $500M	Unchanged
Shipments	2.6GW to 2.7GW	Unchanged

1.	Defined as cash and marketable securities less expected debt at the end of 2017.

For a reconciliation of the non-GAAP measures presented above to measures presented in accordance with generally accepted accounting principles in the United States (“GAAP”), see the tables below.

www.firstsolar.com

First Solar has scheduled a conference call for today, October 26, 2017 at 4:30 p.m. ET to discuss this announcement. A live webcast of this conference call is available at http://investor.firstsolar.com. An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Nov 2, 2017 at 7:30 p.m. ET and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 6807520. A replay of the webcast will be available on the Investors section of the Company’s website approximately two hours after the conclusion of the call and will remain available for approximately 90 calendar days.

About First Solar, Inc.

First Solar is a leading global provider of comprehensive photovoltaic (“PV”) solar systems which use its advanced module and system technology. The Company's integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar's renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: effects on our financial statements and guidance resulting from certain module manufacturing changes and associated restructuring activities; our business strategy, including anticipated trends and developments in and management plans for our business and the markets in which we operate; future financial results, operating results, revenues, gross margin, operating expenses, products, projected costs (including estimated future module collection and recycling costs), warranties, solar module technology and cost reduction roadmaps, restructuring, product reliability, investments in unconsolidated affiliates and capital expenditures; our ability to continue to reduce the cost per watt of our solar modules; the impact of public policies, such as tariffs or other trade remedies imposed on solar cells and modules; our ability to expand manufacturing capacity worldwide; our ability to reduce the costs to construct PV solar power systems; research and development programs and our ability to improve the conversion efficiency of our solar modules; sales and marketing initiatives; and competition. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in Item 1A “Risk Factors,” of our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission.

Contacts

First Solar Investors
Steve Haymore
+1 602-414-9315
stephen.haymore@firstsolar.com

First Solar Media
Steve Krum
+1 602-427-3359
steve.krum@firstsolar.com

www.firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$2,019,073	$1,347,155
Marketable securities	699,544	607,991
Accounts receivable trade, net	344,645	266,687
Accounts receivable, unbilled and retainage	455,118	206,739
Inventories	217,555	363,219
Balance of systems parts	20,892	62,776
Project assets	67,263	700,800
Note receivable, affiliate	—	15,000
Prepaid expenses and other current assets	142,404	217,462
Total current assets	3,966,494	3,787,829
Property, plant and equipment, net	940,119	629,142
PV solar power systems, net	454,483	448,601
Project assets	406,396	762,148
Deferred tax assets, net	276,423	255,152
Restricted cash and investments	408,873	371,307
Investments in unconsolidated affiliates and joint ventures	227,661	234,610
Goodwill	14,462	14,462
Other intangibles, net	81,765	87,970
Inventories	110,412	100,512
Notes receivable, affiliates	69,432	54,737
Other assets	98,173	77,898
Total assets	$7,054,693	$6,824,368
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$130,704	$148,730
Income taxes payable	4,396	12,562
Accrued expenses	317,325	262,977
Current portion of long-term debt	13,451	27,966
Deferred revenue	69,095	308,704
Other current liabilities	44,046	146,942
Total current liabilities	579,017	907,881
Accrued solar module collection and recycling liability	163,707	166,277
Long-term debt	330,209	160,422
Other liabilities	469,364	371,439
Total liabilities	1,542,297	1,606,019
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 104,431,990 and 104,034,731 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	104	104
Additional paid-in capital	2,788,467	2,765,310
Accumulated earnings	2,729,681	2,462,842
Accumulated other comprehensive loss	(5,856)	(9,907)
Total stockholders’ equity	5,512,396	5,218,349
Total liabilities and stockholders’ equity	$7,054,693	$6,824,368

www.firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net sales	$1,087,026	$681,276	$2,602,143	$2,573,768
Cost of sales	795,226	510,368	2,115,266	1,943,198
Gross profit	291,800	170,908	486,877	630,570
Operating expenses:
Selling, general and administrative	50,546	60,345	147,702	191,624
Research and development	20,850	32,173	64,990	95,291
Production start-up	12,624	752	22,155	807
Restructuring and asset impairments	791	4,314	39,108	89,846
Total operating expenses	84,811	97,584	273,955	377,568
Operating income	206,989	73,324	212,922	253,002
Foreign currency loss, net	(3,968)	(2,296)	(6,166)	(8,259)
Interest income	8,392	5,894	22,364	18,829
Interest expense, net	(4,149)	(5,563)	(19,692)	(17,356)
Other income, net	2,018	6,419	25,180	48,725
Income before taxes and equity in earnings of unconsolidated affiliates	209,282	77,778	234,608	294,941
Income tax (expense) benefit	(7,580)	68,205	26,769	32,886
Equity in earnings of unconsolidated affiliates, net of tax	4,045	4,474	5,462	6,851
Net income	$205,747	$150,457	$266,839	$334,678
Net income per share:
Basic	$1.97	$1.46	$2.56	$3.27
Diluted	$1.95	$1.45	$2.54	$3.25
Weighted-average number of shares used in per share calculations:
Basic	104,432	103,339	104,287	102,496
Diluted	105,660	103,684	104,889	103,110

www.firstsolar.com

Non-GAAP Financial Measures

In the press release above, we provided non-GAAP earnings per share for the three months ended September 30, 2017 and June 30, 2017. We have included these non-GAAP financial measures to adjust for (i) restructuring, asset impairment and related charges primarily associated with the transition from Series 4 to Series 6 production and (ii) the tax effect associated with these items. We believe non-GAAP earnings per share, when taken together with corresponding GAAP financial measures, to be relevant and useful information to our investors because it provides them with additional information in assessing our financial operating results. Our management uses this non-GAAP financial measure in evaluating our operating performance. However, this measure has limitations, including that it excludes the effect of certain changes to our assets and liabilities and certain amounts that we may ultimately have to pay in cash. Accordingly, this non-GAAP financial measure should be considered in addition to, and not as a substitute for, or superior to earnings per share prepared in accordance with GAAP. The following is the reconciliation of earnings per share prepared in accordance with GAAP to non-GAAP earnings per share for each period presented (in millions, except per share amounts):

Three Months Ended September 30, 2017
Net income	$205.7

Restructuring and asset impairments	0.8
Tax effect*	(0.1)
Non-GAAP net income	$206.4

Weighted-average number of shares used for diluted earnings per share	105.7

Diluted GAAP earnings per share	$1.95
Diluted Non-GAAP earnings per share	$1.95

*	Restructuring treated as a non-discrete item for tax purposes and will be reflected in the effective tax rate over the duration of 2017.

Three Months Ended June 30, 2017
Net income	$52.0

Restructuring and asset impairments	18.3
Tax effect*	(3.8)
Non-GAAP net income	$66.5

Weighted-average number of shares used for diluted earnings per share	104.6

Diluted GAAP earnings per share	$0.50
Diluted Non-GAAP earnings per share	$0.64

*	Restructuring treated as a non-discrete item for tax purposes and will be reflected in the effective tax rate over the duration of 2017.

www.firstsolar.com

In the press release above, we provided non-GAAP guidance as of the date of this press release for our operating expenses, operating income and earnings per share for the year ending December 31, 2017. We have included these forward-looking non-GAAP financial measures to adjust our GAAP projections of such financial measures for, as applicable, (i) restructuring, asset impairment and related charges primarily associated with the transition from Series 4 to Series 6 production and (ii) additional restructuring activities expected during the remainder of the year. Other GAAP charges, including those related to certain asset impairments or restructuring programs, that would be excluded from non-GAAP earnings per share are possible for the periods presented, but such amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are also dependent upon future events and valuations that have not yet occurred or been performed. We believe these forward-looking non-GAAP financial measures, when taken together with our corresponding financial guidance based on GAAP, to be relevant and useful information to our investors because they provide them with additional information in assessing our financial operating results. Our management also uses such non-GAAP guidance in evaluating our operating performance. However, such measures have limitations, including that they exclude the effect of certain changes to our assets and liabilities, certain amounts that we may ultimately have to pay in cash and certain tax impacts. Accordingly, these forward-looking non-GAAP financial measures that exclude the aforementioned items should be considered in addition to, and not as substitutes for or superior to, financial guidance based on GAAP. The following are the reconciliations of our current and prior non-GAAP 2017 guidance to our current and prior GAAP 2017 guidance (in millions, except per share amounts):

Reconciliation of Non-GAAP 2017 Guidance to GAAP 2017 Guidance

	GAAP Guidance	Restructuring Charges[1]	Non-GAAP Guidance
Operating Expenses	$370 to $385	$(40) to $(45)	$330 to $340
Operating Income	$165 to $190	$45 to $40	$210 to $230
Earnings per Share	$2.05 to $2.30	$0.35 to $0.30	$2.40 to $2.60

1.	$40 to $45 million of restructuring related charges associated with our transition from Series 4 to Series 6 module manufacturing.

Reconciliation of Prior Non-GAAP 2017 Guidance to Prior GAAP 2017 Guidance

	GAAP Guidance	Restructuring Charges[1]	Non-GAAP Guidance
Operating Expenses	$370 to $395	$(40) to $(55)	$330 to $340
Operating Income	$115 to $180	$55 to $40	$170 to $220
Earnings per Share	$1.55 to $2.20	$0.45 to $0.30	$2.00 to $2.50

1.	$40 to $55 million of restructuring related charges associated with our transition from Series 4 to Series 6 module manufacturing.

www.firstsolar.com